U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Lumpkin                        Richard                A
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   (Last)                           (First)             (Middle)

     121 South 17th Street, PO Box 1234
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                                    (Street)

     Mattoon                        Illinois             61938
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     First Mid-Illinois Bancshares, Inc.  FMBH
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     August, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

COMMON STOCK                                                                                          309.661   D
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COMMON STOCK                                                                                       68,239.668   I          BY SELF
                                                                                                                           AS
                                                                                                                           TRUSTEE
                                                                                                                           OF THE
                                                                                                                           GAIL G
                                                                                                                           LUMPKIN
                                                                                                                           TRUST
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COMMON STOCK                                                                                      142,889.460   I          BY SELF
                                                                                                                           AS
                                                                                                                           TRUSTEE
                                                                                                                           OF THE
                                                                                                                           RICHARD A
                                                                                                                           LUMPKIN
                                                                                                                           TRUST
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COMMON STOCK                                                                                      142,889.460   I          BY SELF
                                                                                                                           AS
                                                                                                                           TRUSTEE
                                                                                                                           OF THE
                                                                                                                           MARY LEE
                                                                                                                           SPARKS
                                                                                                                           TRUST
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COMMON STOCK                                                                                       11,129.699   I          DEFERRED
                                                                                                                           COMP.
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COMMON STOCK                            08/22/00      P               9,865.00    A      $28.25                 I          SKL
                                                                                                                           INVEST.
                                                                                                                           GROUP RA
                                                                                                                           LUMPKIN
                                                                                                                           VOTING
                                                                                                                           MEMBER
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COMMON STOCK                            08/30/00      P              33,875.00    A      $28.125   43,740.000   I          SKL
                                                                                                                           INVEST.
                                                                                                                           GROUP RA
                                                                                                                           LUMPKIN
                                                                                                                           VOTING
                                                                                                                           MEMBER

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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

COMMON STOCK         $23.51                                   IMMED.   10/21/07 COM STK   500                        D
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COMMON STOCK         $33.73                                   IMMED.   12/10/07 COM STK   500                        D
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COMMON STOCK         $35.00                                   IMMED.   12/22/08 COM STK   500                        D
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COMMON STOCK         $34.50                                   IMMED.   12/13/09 COM STK   500               2000     D
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
Explanation of Responses:


     /S/ Richard A Lumpkin                                  September 8, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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